Your Internet Defender Inc. 8-K

Exhibit 10.05

Debt Settlement Agreement

To:	Your Internet Defender Inc.
20 East Sunrise Highway, Suite 202
Valley Stream, NY 11581

1.	Yitz Grossman provided consulting services to Your Internet Defender (“YIDI”), and there is currently a total outstanding balance of Two Hundred Twenty-eight Thousand Dollars ($228,000.00) that is owed to Yitz Grossman by YIDI (“Total Outstanding Amount”).

2.	Yitz Grossman wishes to settle the Total Outstanding Amount owed to him through this debt settlement agreement with YIDI, entered into on July 1, 2014, for a total settlement payment of Forty Thousand and One Hundred Eight Dollars and Fourteen Cents ($40,108.14) by YIDI to Yitz Grossman (“Debt Settlement Agreement”).

3.	Yitz Grossman and YIDI confirm that the remaining balance of the Total Outstanding Amount, One Hundred Eighty-Seven Thousand Eight Hundred Ninety-One and 86/100 Dollars ($187,891.86) owed to Yitz Grossman, will be forgiven pursuant to this Debt Settlement Agreement.

4.	This Debt Settlement Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Nevada, without giving effect to the conflicts of law principles thereof.

5.	This Debt Settlement Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of July 2, 2014.

By:	/s/ Yitz Grossman
Name:	Yitz Grossman

Your Internet Defender Inc.

By:	/s/ Leah Hein
Name:	Leah Hein
Title:	Chief Executive Officer